Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: STEVEN BEHM
March 24, 2008	(404) 832-6344

Imperial Sugar Releases Statement on OSHA Citations

Gramercy, La - On Friday evening, March 21, Imperial Sugar Company’s Gramercy, Louisiana refinery received citations from the Occupational Health and Safety Administration (“OSHA”). Since the inception of OSHA’s investigation at Gramercy, the company and its associates have and will continue to work with OSHA in their process and respond to their reasonable requests. The company does not agree with the type and/or severity classification of the citations and will most likely contest the validity of the type of citation, its severity classification and/or the penalties assessed through the appeal process specifically provided by OSHA regulations.

Imperial Sugar President and CEO John Sheptor released the following statement:

“We pledge to our associates and contractors that we will continue to provide a safe work place. Our associates and contractors are themselves involved with and very helpful in achieving this goal.”

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About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations, future pension payments and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.